Exhibit 19

Viasat, Inc.

INSIDER TRADING COMPLIANCE POLICIES AND PROCEDURES

Federal and state insider trading laws and regulations generally prohibit any director, officer or employee of Viasat, Inc. or any of its subsidiaries (collectively, “Viasat”) who possesses material, nonpublic information concerning Viasat from buying or selling securities of Viasat or passing on such information to others who may trade securities on the basis of such information. These laws also prohibit trading on material, nonpublic information about Viasat’s customers, suppliers, competitors, joint venture partners and proposed acquisitions or divestitures of businesses. Substantial legal penalties can be imposed for violation of these laws. Violating these laws can undermine investor trust, harm the reputation and integrity of Viasat and result in an individual’s dismissal from Viasat or even serious criminal and civil charges against the individual and Viasat. Viasat reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

In order to facilitate compliance with applicable laws regarding purchases and sales of Viasat securities by individuals whose positions give them regular access to sensitive information, Viasat has implemented the following insider trading compliance policies and procedures (this “policy”). This policy covers all directors, officers and employees of Viasat and their respective family members and controlled entities. In addition, Viasat may determine that this policy applies to additional persons with access to material, nonpublic information, such as contractors or consultants.

I.
Summary of Procedures and Policies

The most important features of this policy are as follows:

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Insider Trading Prohibition. No person in possession of material, nonpublic information concerning Viasat may (1) purchase or sell securities of Viasat or (2) pass on such information to others. This policy also extends to trading in securities of other companies, such as Viasat’s customers, suppliers, competitors or joint venture partners, if a person subject to this policy has acquired material, nonpublic information relating to those companies. This restriction also applies to (1) the sale of stock in connection with the exercise, vesting or settlement of stock options or other equity awards and (2) certain transactions in Viasat’s 401(k) plan.
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Blackout Periods. From time to time, Viasat may institute blackout periods where the persons so advised should not engage in any transaction involving the purchase or sale of Viasat securities until advised that the restriction has been terminated. In addition, directors, officers and certain designated employees of Viasat are subject to quarterly blackout periods prior to the public release of earnings data.
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Family Members and Controlled Entities are Covered by this Policy. This policy also covers family members and others who live in the same household as a person subject to this policy, as well as any entities controlled by that person. Transactions by controlled entities and by persons living in the same household as a person are treated for the purposes of this policy as if they were made for that person’s own account.
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No Safe Harbor. The existence of trading blackout periods does not eliminate the need for caution at other times. Trading in Viasat’s securities is prohibited by the SEC’s insider trading rules any time an individual is in possession of material, nonpublic information about Viasat.

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Maintaining Confidentiality of Company Information. All persons subject to this policy are encouraged to take adequate security precautions in handling material, nonpublic information both inside and outside Viasat’s offices.
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Additional Restrictions for Directors, Officers and Certain Designated Employees. This policy includes an Addendum that imposes additional restrictions on Viasat’s directors, officers and certain designated employees, including a requirement for such persons to preclear all transactions in Viasat’s securities.
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Non-Compliance Penalties. Violating federal and state insider trading laws may result in serious criminal and civil charges. In addition, any employee who violates this policy is subject to disciplinary action or dismissal by Viasat. The laws and regulations concerning insider trading are complex, and you are encouraged to seek guidance from Viasat’s Chief Corporate Counsel prior to considering a transaction in Viasat’s securities.
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A GOOD GENERAL RULE OF THUMB: WHEN IN DOUBT, DO NOT TRADE.
II.
Restrictions on Purchases and Sales

General Policy. It is Viasat’s policy that if you possess material, nonpublic information concerning Viasat, neither you nor your spouse, minor children or others living in your household, nor any entities controlled by you (including any corporations, limited liability companies, partnerships or trusts), may (1) purchase or sell1 securities2 of Viasat or (2) pass on such information to others. You are responsible for ensuring that members of your household comply with this policy. This policy also covers trading in securities of other companies, such as customers, suppliers, competitors or joint venture partners (including options relating to the securities of those other companies) if you have acquired material, nonpublic information relating to those companies. This policy also extends to (1) the sale of stock in connection with the exercise, vesting or settlement of stock options or other equity awards and (2) certain transactions in Viasat’s 401(k) plan.

Additional Restrictions in Specific Circumstances (Blackout Periods). From time to time, Viasat may recommend, or require, that directors, officers, employees and others refrain from trading because of developments known to Viasat and not yet disclosed to the public. In such a case, the persons so advised should not engage in any transaction involving the purchase or sale of Viasat securities until advised that the restriction has been terminated, and should not disclose to others inside or outside of Viasat the fact that Viasat has imposed a trading restriction.

Post-Termination Transactions. If any person is in possession of material, nonpublic information when the person’s service with Viasat terminates, the person may not trade in Viasat’s securities until that information has become public or is no longer material.

No Safe Harbor. The existence of blackout periods and situation-specific trading restrictions should not be considered a safe harbor for trading during other periods, and all directors, officers and other employees should use good judgment at all times. For example, occasions may arise when individuals covered by this policy become aware prior to the end of a quarter that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, those individuals should refrain from trading until such information is adequately disseminated to the public.

1 “Purchase” and “sell” include not only the actual purchase or sale of a security, but also any contract to purchase, sell or otherwise acquire or dispose of a security, and cover a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities. Bona fide gifts of Viasat’s securities are not restricted, unless you know, or are reckless in not knowing, the recipient intends to sell the securities while you are in possession of material, nonpublic information concerning Viasat.

2 "Securities” include stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

III.
Application of Blackout Periods to the Viasat ESPP

Persons covered by this policy who are officers and employees of Viasat may have the opportunity to participate in Viasat’s Employee Stock Purchase Plan (the “ESPP”). In making elections that involve your Viasat ESPP account, Viasat will not require suspension of allocations of ongoing contributions into your Viasat ESPP account during blackout periods. Nor does the blackout period policy prohibit changes in investment direction for future contributions, effective the following ESPP offering period. Nonetheless, because monies directed into your Viasat ESPP account may result in transactions effected in the public markets, the persons covered by this policy should use good judgment with respect to investment directions related to their Viasat ESPP accounts, taking care to avoid situations that would create the appearance of an improper use of nonpublic information.

IV.
Application of Policy to the Viasat 401(k) Plan

This policy does not apply to purchases of Viasat common stock under Viasat’s 401(k) Profit Sharing Plan (the “401(k) Plan”) resulting from your periodic contribution of money to the 401(k) Plan pursuant to a pre-existing payroll deduction election. The general prohibition on insider trading contained in this policy and the blackout period policy do apply, however, to certain elections you may make under the Viasat 401(k) Plan, including:

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An election to increase or decrease the percentage of your periodic contributions that will be allocated to the Viasat stock fund.
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An election to make an intra-plan transfer of an existing account balance into or out of the Viasat stock fund.
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An election to take an in-service distribution if the distribution will result in a liquidation of some or all of your Viasat stock fund balance.
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An election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your Viasat stock fund balance.
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An election to pre-pay a 401(k) Plan loan if the pre-payment will result in an allocation of loan proceeds to the Viasat stock fund.
V.
Policy on Maintaining Confidentiality

You should carefully avoid communicating nonpublic information about Viasat to any person (including family members and friends) unless the person has a need to know the information for company-related reasons. This policy applies without regard to the materiality of the information. Consistent with the foregoing, you should be discreet with nonpublic information and refrain from discussing it in public places where it can be overheard, such as elevators and other public spaces, including, restaurants, taxis and airplanes. Likewise, you should take care to protect sensitive information from access by unauthorized persons, for example by allowing sensitive information displayed on a laptop computer to be viewed by someone sitting next to you on an airplane. To avoid even the appearance of impropriety, you should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Viasat’s securities or the securities of other companies of which you have knowledge as a result of your employment or association with Viasat. If you communicate information that someone else uses to trade illegally in securities, legal penalties are applicable whether or not you personally derive any benefit from the illegal trading.

VI.
Materiality and Public Knowledge of Information

In applying the policies described above, it is important to determine whether information is material, nonpublic information. Information is considered material:

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if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold the securities in question, or
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if the information is reasonably likely to affect the market price of the security.

Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Chances are, if a person learns something that leads that person to want to buy or sell securities, the information will be considered material. Thus, even speculative information can be material, and information may be material even if that information alone would not determine an investor’s decision to buy, sell or hold. Furthermore, the United States Securities and Exchange Commission (“SEC”), which is the primary U.S. regulator under the federal securities laws, takes the view that the mere fact that a person knows the information is enough to bar him or her from trading, even if the reasons for the potential trade are not based on that information. By way of example, it is probable that the following information, in most circumstances, would be deemed material: annual or quarterly financial results (or even monthly results under certain circumstances, including in particular when they would indicate a material departure from market expectations); a change in earnings projections; unexpected or unusual gains or losses in major operations; negotiations and agreements regarding acquisitions, divestitures, business combinations or tender offers; significant changes in prices, customers or suppliers; an increase or decrease in dividends; major developments in litigation or regulatory matters; and significant management changes. This list of examples is not intended to be exhaustive, and other types of information may also be material.

Information is nonpublic if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the SEC or a Regulation FD-compliant conference call. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. When material information has been publicly disclosed, you should continue to refrain from buying or selling the securities in question until the information has been adequately disseminated to the public so that investors have had the opportunity to evaluate the information. Adequate dissemination requires allowing enough time after the announcement for the market to react to the information. Therefore, you should not enter into a trade immediately after Viasat has made a public announcement of material information. The appropriate period between an announcement and a subsequent trade depends on the nature of the information disclosed. Generally, information regarding relatively simple matters will be deemed for purposes of this policy to have been adequately disseminated to and absorbed by the market by the beginning of the second trading day after the day of its release. When more complex matters, such as a prospective major acquisition or disposition, are announced, it may be necessary to allow additional time for the information to be absorbed by investors. If you have any question whether sufficient time has passed since an announcement by Viasat, you should contact Viasat’s Chief Corporate Counsel for guidance.

VII.
Compliance and Penalties

The SEC, Nasdaq and other national securities exchanges in the United States have extensive surveillance facilities that are used to monitor trading in securities. If a securities transaction becomes the subject of scrutiny, the transaction will be viewed after the fact. As a result, before engaging in any transaction, all persons covered by this policy should carefully consider how regulators and others might view the transaction with the benefit of hindsight.

No person subject to this policy should engage in any transaction in which he or she may even appear to be trading while in possession of material, nonpublic information. Failure to observe this policy may result in serious criminal and civil charges for the individual, as well as Viasat, including the possibility of civil lawsuits by shareholders against the person(s) accused of trading on inside information. Employees who engage in illegal trading activity or who improperly disclose confidential information to others will be subject to disciplinary action and potentially dismissal.

REMEMBER, BEFORE PROCEEDING WITH A PURCHASE OR SALE OF SECURITIES, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NONPUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE SECURITY. A GOOD GENERAL RULE OF THUMB: WHEN IN DOUBT, DO NOT TRADE.

ADDENDUM TO INSIDER TRADING COMPLIANCE POLICIES AND PROCEDURES

FOR DIRECTORS, OFFICERS AND DESIGNATED EMPLOYEES OF VIASAT

This Addendum applies to all directors, officers and certain designated employees of Viasat and extends to all activities within and outside an individual’s duties at Viasat.

This Addendum serves as a supplement to the memorandum entitled “Insider Trading Compliance Policies and Procedures” and provides further restrictions on the directors, officers and certain designated employees of Viasat to maintain compliance with federal and state insider trading laws and regulations. Designated employees will be notified that these additional restrictions are applicable to them for a specified period of time via electronic mail prior to the commencement of the Blackout Period.

I.
Quarterly Blackout Periods

Viasat requires that the persons covered by this Addendum follow the restrictions on trading during quarterly blackout periods set forth below:

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Persons covered by this Addendum must refrain from engaging in transactions involving the purchase or sale3 of Viasat securities during the period beginning on the 16th calendar day of the last month of any fiscal quarter of Viasat and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter. If earnings are released before the market opens on a Wednesday, the “no-trade” period will extend through that day and the next, and transactions could again occur on Friday.

Exempt Transactions. The prohibition on engaging in transactions during quarterly or special blackout periods does not apply to the following transactions:

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Purchases of Viasat’s securities from Viasat, or sales of Viasat securities to Viasat.
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(1) Exercises or settlement of stock options or other equity awards, (2) the surrender of shares to Viasat in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or (3) vesting or settlement of equity-based awards, in each case, that do not involve a market sale of Viasat’s securities. For example, the “cashless exercise” of a Viasat stock option or “net settlement” of another equity award through a broker does involve a market sale of Viasat’s securities, and therefore would not qualify under this exception. Therefore:
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If you simply exercise an option for cash (and satisfy any resulting tax withholding obligations in cash) and do not sell the shares acquired upon exercise, you need not observe the blackout period restrictions.
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If you pay the exercise price and/or satisfy tax withholding obligations through a broker-assisted cashless exercise or sell-to-cover procedure (which involves a market sale by the broker), or otherwise make a contemporaneous sale of the shares you acquire on exercise, vesting or settlement of an equity award, you should observe the blackout period policy just as you would for an ordinary market transaction.

3 See definition of “purchase” and “sale” in the policy.

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Bona fide gifts of Viasat securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material, nonpublic information about Viasat.
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Purchases or sales of Viasat’s securities made pursuant to a plan adopted to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).
II.
Special Blackout Periods

In addition to the quarterly blackout periods, a special blackout may be implemented for directors, officers or designated employees of Viasat at other times, such as during the pendency of certain company transactions or when such a blackout is required by applicable law. You will receive written notice via electronic mail when a special blackout period applies to you.

III.
Prohibited Transactions

Viasat has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Addendum engage in certain types of transactions. Therefore, persons subject to this Addendum are required comply with the following policies with respect to certain transactions in Viasat’s securities.

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Short Sales. Short sales of Viasat’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in Viasat or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and Viasat’s 10% stockholders) from making short sales of Viasat’s equity securities. Persons covered by this Addendum are prohibited from engaging in short sales of Viasat’s securities.

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Options. A transaction in options is, in effect, a bet on the short-term movement of Viasat’s stock and, therefore, creates the appearance that the insider is trading based on material, nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus the insider’s attention on short-term performance at the expense of Viasat’s long-term objectives. Persons covered by this Addendum are prohibited from engaging in transactions in puts, calls, or other derivative securities involving Viasat’s equity securities, whether traded on an exchange, on an over-the-counter market, or in any other organized market.

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Hedging Transactions. Hedging transactions involving Viasat’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Viasat’s equity securities, allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as Viasat’s other stockholders. Persons covered by this Addendum are prohibited from engaging in hedging transactions involving Viasat’s securities.

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Margin Accounts and Pledging. Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase Viasat’s securities (other than in connection with a cashless exercise of stock options or other equity awards under Viasat’s equity plans). Persons covered by this Addendum are prohibited from purchasing Viasat securities on margin, placing Viasat securities in a margin account or pledging Viasat securities as collateral for a loan, in each case unless pre-clearance has been obtained from Viasat’s General Counsel (or Chief Corporate Counsel for transactions by the General Counsel) prior to engaging in the transaction. This prohibition means, among other things, that (absent pre-clearance) a director or officer cannot hold Viasat’s securities in a “margin account” (which would allow such director or officer to borrow against his or her holdings to buy securities).
IV.
Preclearance of Trades

All transactions in Viasat’s securities by persons subject to this Addendum must be precleared by Viasat’s General Counsel (or Chief Corporate Counsel for transactions by the General Counsel). Preclearance should not be understood to represent legal advice that a proposed transaction complies with law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include your name, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, you must execute a certification that you are not aware of material, nonpublic information concerning Viasat. The General Counsel (or Chief Corporate Counsel for transactions by the General Counsel) shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if you become aware of material, nonpublic information, or become subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Trading Plan (as defined below) that has been preapproved in accordance with this policy are not subject to further preclearance.

None of Viasat, the General Counsel, the Chief Corporate Counsel or Viasat’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

V.
Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Addendum, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in Viasat’s securities that complies with all applicable requirements of Rule 10b5-1 of the Exchange Act (“Rule 10b5-1” and such contract, plan or instruction, a “Trading Plan”).

The General Counsel (or Chief Corporate Counsel for Trading Plans by the General Counsel) may impose such other conditions on the implementation and operation of the Trading Plan as the General Counsel deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the General Counsel (or Chief Corporate Counsel for Trading Plans by the General Counsel).

You may only modify a Trading Plan outside of a blackout period and, in any event, when you do not possess material, nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the General Counsel (or Chief Corporate Counsel for Trading Plans by the General Counsel) and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new “Cooling-Off Period” pursuant to Rule 10b5-1.

Viasat reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. Viasat also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the General Counsel (or Chief Corporate Counsel for Trading Plans by the General Counsel) or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of Viasat.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of Viasat, the General Counsel, the Chief Corporate Counsel or Viasat’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing Viasat of, or trading under, a Trading Plan.

Acknowledgement
Regarding Insider Trading Compliance Policies and Procedures

I hereby acknowledge receipt of the memorandum entitled “Insider Trading Compliance Policies and Procedures” and the Addendum. I have reviewed and understand the memorandum and the Addendum and agree to abide by their terms.

REMEMBER, BEFORE PROCEEDING WITH A PURCHASE OR SALE, CONSIDER WHETHER YOU ARE AWARE OF MATERIAL, NONPUBLIC INFORMATION WHICH COULD AFFECT THE PRICE OF THE SECURITY. A GOOD GENERAL RULE OF THUMB: WHEN IN DOUBT, DO NOT TRADE.

Questions regarding these policies and procedures should be directed to Viasat’s Chief Corporate Counsel.

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